Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form SB-2 of Advanced BioEnergy, LLC of the following reports appearing in the prospectus, which is part of this registration statement: report dated January 25, 2006 relating to our audit of the financial statements of Heartland Grain Fuels, L.P. as of December 31, 2005, December 31, 2004 and December 31, 2003 and the related statements of income, partners’ equity and cash flows for the years ended December 31, 2005, December 31, 2004 and December 31, 2003 and report dated December 7, 2006 relating to our audit of the financial statements of Heartland Grain Fuels, L.P. as of October 31, 2006 and the related statement of income, partners’ equity and cash flows for the ten-month period ended October 31, 2006.  We also consent to the reference to our firm under the caption “Experts” in such prospectus.

/s/ Gardiner Thomsen, P.C.

Des Moines, Iowa

May 21, 2007